Filed pursuant to Rule 433
CUSIP: 48245ABE0	Registration No. 333-141868
ISIN: US48245ABE01	(Relating to Prospectus Supplement dated April 9, 2007
and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated October 4, 2007

Issuer: KfW	Title of Securities: U.S. $10,000,000 5.125% Callable
Notes Due October 25, 2012
Aggregate Principal Amount: U.S. $10,000,000	Interest Rate: 5.125 % per annum
Original Issue Date: October 25, 2007	Maturity Date: October 25, 2012
Interest Commencement Date: October 25, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date:  April 25, 2008
Interest Payment Date(s):   semi-annually in arrears on April 25 and October 25 in each calendar year from and including April 25, 2008 up to and including the Maturity Date
Redemption:       ☑ Yes            ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date (as provided in para. 2 of §7 of the Conditions):  starting April 25, 2008 and semi-annually thereafter (each April 25 and October 25)
Minimum Redemption Notice Period:  10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):  100%
Repayment:       ☐ Yes            ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency:   U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination:  U.S. $1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):       ☐  Yes            ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                      )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                      )

Other Terms of Notes:
N/A
Price to Public: Variable price re-offer, plus accrued interest, if any, from October 25, 2007. In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID)
Dealers: Merrill Lynch, Pierce, Fenner & Smith Incorporated
          Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1 866 500-5408.
Prospectus Supplement and Prospectus

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